Exhibit 10.2

November 4, 2024

Jayson Rieger

Re: Employment Terms

Dear Jayson:

Verrica Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment beginning on November 5, 2024 or such other date as set by the Company in its discretion (the “Start Date”).

Position; Board Role

Your position will be President and Chief Executive Officer (the “CEO”), responsible for performing duties regularly associated with your position and such other duties as are assigned to you from time to time, reporting to the Company’s Board of Directors (the “Board”). During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company. You will be expected to perform your duties to the Company principally from the Company’s office in West Chester, Pennsylvania and the PBM Capital Group (“PBM Capital”) office in Charlottesville, Virginia, as determined by the Board in its discretion, and will make such business trips to such places as may be necessary or advisable for the efficient operations of the Company. You will also be appointed to serve as a director on the Board; however, if you no longer are serving in the role of CEO, you will resign from your position on the Board if requested by the Board.

Compensation and Benefits

Your initial base salary will be paid at the rate of $300,000 per year (the “Base Salary”), less payroll deductions and withholdings, paid on the Company’s normal payroll schedule, subject to adjustment by the Board from time to time.

You will also be eligible to earn an annual performance bonus with a target amount equal to 40% (the “Target Percentage”) of your Base Salary (“Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned the Annual Bonus, and the amount of any Annual Bonus, which can be above or below the Target Percentage, based on the set criteria. No amount of the Annual Bonus is guaranteed, and you must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured. Your eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

During your employment, you will be eligible to participate in the benefits plans offered to similarly-situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of current benefits is available for your review.

Equity

Subject to approval by the Board, the Company anticipates granting you an option to purchase 2,000,000 shares of the Company’s outstanding common stock, on the second business day after the Company files its Form 10-Q for the period ending September 30, 2024, with an exercise price equal to the fair market value on the grant date as determined by the Board (the “Option”). The Option is intended to be a material inducement to your employment by the Company. The Company anticipates granting the Option pursuant to an Inducement Plan (the “Plan”) and a grant agreement. The Option shall vest in accordance with the following schedule: 1/8th of the total shares subject to the Option shall vest on the date that is six months following the Start Date, and 1/48th of the total shares subject to the Option shall vest each month thereafter on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date. In the event that your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below) within the twelve (12) month period immediately following a Change in Control (as defined in the Plan), then all unvested shares subject to the Option will vest in full and be deemed vested and exercisable as of the date of such Change in Control provided you timely execute and allow to become effective a separation agreement containing a release of claims in favor of the Company and other customary provisions in a form presented by the Company.

For purposes of this letter, “Cause” shall mean the occurrence of any of the following: (i) your conviction of any felony or any crime involving fraud or dishonesty; (ii) your participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affects the Company; (iii) conduct by you that demonstrates your gross unfitness to serve under circumstances that materially and adversely affect the Company; (iv) your violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) your breach of any material term of any contract between you and the Company; and/or (vi) your serious violation of a material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion. Prior to termination for Cause pursuant to each event listed in (iii) and (iv) above, the Company shall give you notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to explain the circumstances. Prior to any termination for Cause pursuant to each event listed in (v) and (vi) above, to the extent such event(s) is (are) capable of being cured by you, (A) the Company shall give you notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and an opportunity to cure, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by you within fifteen (15) days after the delivery of such notice.

For purposes of this letter, “Good Reason” shall mean any of following actions are taken by the Company without your prior written consent: (i) a material reduction by the Company of your Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the relocation of your principal place of employment, without your consent, by fifty (50) or more miles from Charlottesville, Virginia; (iv) a material reduction in your title, duties, authority, or responsibilities relative to your title, duties, authority, or responsibilities in effect immediately prior to such reduction; or (v) Paul Manning no longer serving in the capacity of Chair of the Board; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. This Employee Confidential Information and Inventions Assignment Agreement will be presented to you under separate cover and must be signed before you commence employment with the Company.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an authorized member of the Board.

As a full-time exempt, salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Except with the prior written consent of the Board, you will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your responsibilities and the performance of your duties hereunder except for: (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as you may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with your duties to the Company; (iii) reasonable time devoted to service on boards of directors of companies that are not competitive with the Company, do not otherwise present a conflict of interest and would not otherwise interfere with your responsibilities and the performance of your duties hereunder, subject to the prior written approval of the Board (which approval shall not be unreasonably withheld); (iv) continued consulting services for PBM Capital, provided that any increase in the time spent performing such consulting services (relative to your time commitment as of the Start Date) shall require the prior written approval of the Board; and (v) such other activities that would not interfere with your responsibilities and the performance of your duties hereunder as may be specifically approved by the Board (which approval shall not be unreasonably withheld). This restriction shall not, however, preclude you from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the

Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in the Commonwealth of Pennsylvania by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual harassment claims, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Employee Confidential Information and Inventions Assignment Agreement. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Board, except that the Board may, in its sole discretion, adjust salaries, incentive compensation, benefits, duties and responsibilities. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be executed in counterparts and may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. Please sign and date this letter and return it to me by November 4, 2024, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Paul B. Manning
Paul B. Manning
Chair, Board of Directors

Understood and Accepted:

/s/ Jayson Rieger	November 4, 2024
Jayson Rieger	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement